Exhibit 10.9
Annual Incentive Bonus Program
Performance Criteria
The following two performance criteria will be used in each entity as measurements in Annual Incentive Bonus Program:
•	Top Line Growth- 50%
o	Net Interest Income plus Fee Income
•	Cash Flow Growth- 50%
o	Net Income After Tax, before loan loss provision, after actual net charge offs
Targeted Base Salary Percentage
The targeted base salary percentage for bonus payment at three possible achievement levels (Threshold, Target and Superior) for each employment level within the Company shall be determined by the FBFS Board, acting upon the recommendation of the Compensation Committee. If targeted percentages for any employment level shall be based on a range, then the percentage for each participating individual within such level shall be determined by the Compensation Committee or management, as appropriate. The targeted base salary percentages for each participating individual shall be promptly communicated to such individual.
Mix of the Payout

	Corporate	Entity
FBFS Employees	100%	n/a
Other Employees	25%	75%
Safeguards
The cash flow percentage is self-funding.
The after-tax net income must meet or exceed the aggregate bonus payment.
Eligibility
Employees must work a minimum of 30 hours per week to qualify for the bonus program. Employees must be hired by October 1 of any year the plan is in effect to be eligible for the Bonus Program. All employees must be employed on the date of payout to receive their bonus.
If an employee is promoted before October 1 of any year the plan is in effect, then that employee will be eligible for the bonus percentage that is commensurate with their new position for that year.